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                 May 3, 2022

       David King
       Chief Executive Officer
       Art's Way Manufacturing Co., Inc.
       5556 Hwy 9
       Armstrong, Iowa 50514

                                                        Re: Art's Way
Manufacturing Co., Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 27,
2022
                                                            File No. 333-264504

       Dear Mr. King:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Joseph Schauer